UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Stewart & Stevenson Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEWART & STEVENSON SERVICES, INC.
2707 NORTH LOOP WEST
P.O. BOX 1637
HOUSTON, TEXAS 77251-1637

May 23, 2005

Dear Shareholder:

        You were recently sent a Proxy Statement dated May 6, 2005 of Stewart & Stevenson Services, Inc. for our Annual Meeting of Shareholders to be held on June 7, 2005.

        Since mailing the Proxy Statement, we have determined that a clerical error was made with respect to certain information in the Proxy Statement.

        Accordingly, please be advised that on page 11 of the Proxy Statement, the second paragraph under the heading "Committees of the Board-Audit Committee" stated that Messrs. Attwell (Chairman), Winick, Tidwell and Ream are members of the audit committee that our board of directors has determined meet the qualifications to be an "audit committee financial expert" under the Commission's rules and that Messrs. Attwell (Chairman), Winick, Tidwell and Ream have been designated by our board of directors as members of the audit committee who will serve as "audit committee financial experts" of the audit committee. Each reference to "Winick" was a clerical error, and each such reference should have been to "Luther."

        The foregoing should be read in conjunction with the Proxy Statement, and you should consider the Proxy Statement to be amended to the extent set forth in this communication.

        You may revoke your proxy in the manner described in the Proxy Statement. Also, any shareholder attending the Annual Meeting of Shareholders in person may vote in person even if that shareholder has returned a proxy.

Sincerely,

Carl B. King Senior Vice President, Secretary and General Counsel